Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

AMERICAN LAND LEASE, INC.

at

$14.20 Net Per Share In Cash

by

GCP SUNSHINE ACQUISITION, INC.,

a subsidiary

of

GCP REIT II

December 23, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

GCP Sunshine Acquisition, Inc. (“Purchaser”), a Delaware corporation and a subsidiary of GCP REIT II, a Maryland real estate investment trust (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of American Land Lease, Inc., a Delaware corporation (the “Company”), as of the time Purchaser accepts for payment and pays for any Shares (as defined below) tendered and not withdrawn pursuant to the Offer (as defined below), including shares of restricted Common Stock under the Company’s 1998 Stock Incentive Plan (the “Company Stock Plan”) and any shares issuable upon exercise of options to acquire shares of Common Stock issued pursuant to the Company Stock Plan (the “Shares”), at a price of $14.20 per Share, net to the seller in cash (subject to applicable withholding tax), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 9, 2008 (the “Merger Agreement”), among Parent, Purchaser, the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership and a majority-owned subsidiary of the Company.

The Offer is not subject to a financing condition. The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase, including (a) as of any scheduled Expiration Date (as defined in the Offer to Purchase), the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to such Expiration Date), together with the Shares then beneficially owned by Parent, Purchaser and any of their affiliates or any person managed by Parent, Purchaser or any of its affiliates (if any), must represent at least 88% of all Shares then outstanding (the “Minimum Condition”); (b) at or prior to any then scheduled Expiration Date, receipt by the Company of consents from the Company’s lenders, which consents do not required the Company to pay assumption fees in excess of a specified amount; (c) a specified period of time has elapsed since the date the condition in clause (b) above is satisfied; and (d) the Governmental Approval Condition (as defined in Section 15— “Certain Conditions to the Offer” of the Offer to Purchase) must have been met.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated December 23, 2008;

2.	Company’s Schedule 14D-9 filed with the Securities and Exchange Commission by the Company together, with a letter to stockholders of the Company from the Chairman of the Board of Directors of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

3.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients in accepting the Offer and tendering the Shares;

4.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Wells Fargo Bank, N.A., the Depositary for the Offer (the “Depositary”), by the expiration of the Offer in accepting the Offer and tendering the Shares;

5.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7.	Return envelope addressed to the Depositary.

The Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the Offer and the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Board of Directors of the Company recommends that holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 22, 2009, UNLESS THE OFFER IS EXTENDED AS PROVIDED IN THE MERGER AGREEMENT.

Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer.

Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to the Instructions of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, at the end of January 22, 2009. If you desire to tender Shares and the certificates representing such Shares are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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